UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 23, 2026

Date of Report (Date of earliest event reported)

TRILLER GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38909	33-1473901
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

7119 West Sunset Boulevard, Suite 782
Los Angeles, CA	90046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 893-5090

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ILLR	NASDAQ Capital Market
Warrants, each warrant exercisable for one-quarter of one share of Common Stock for $23.00 per full share	ILLRW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

As previously disclosed, on March 24, 2026, pursuant to an appeal by Triller Group Inc. (the “Company”), the Nasdaq Stock Market Listing and Hearing Review Council (the “Listing Council”) issued a decision (the “Listing Council Decision”) to modify a previous December 26, 2025 decision by a Nasdaq Hearings Panel to delist the securities of the Company and suspend trading of the Company’s shares, effective at the opening of trading on December 30, 2025, for non-compliance with Nasdaq Listing Rule 5250(c)(1) (the “Periodic Filing Rule”). Pursuant to the December 26, 2025 Hearings Panel decision, trading of the Company’s securities on the Nasdaq Capital Market was suspended from December 30, 2025 to April 15, 2026—the day after the Company satisfied the conditions of the Listing Council Decision to resume trading by demonstrating its current compliance with the Periodic Filing Rule by filing with the Securities and Exchange Commission the Company’s Annual Report on Form 10-K for the year-ended December 31, 2025.

On April 17, 2026, the Company received a delisting determination letter (the “Determination Letter”) from the Listing Qualifications Staff (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) based on the Company’s non-compliance with Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) as of December 29, 2025. The Delisting Letter does not result in the immediate delisting of the Company’s common stock from Nasdaq or state a date on which Staff intends a delisting or suspension to occur.

As previously disclosed, on June 30, 2025, the Company received a letter (the “Deficiency Notice”) from the Staff notifying the Company that, based on the closing bid price of the Company’s common stock for the prior 30 consecutive business days, the Company no longer met the Minimum Bid Price Requirement. The Deficiency Notice further notified the Company that, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company had been provided a period of 180 calendar days, or until December 29, 2025, in which to regain Minimum Bid Price Requirement compliance by maintaining a closing bid price of the Company’s common stock of at least $1 per share for at least 10 consecutive business days during this 180-day period (Staff has the discretion to monitor the bid price for period up to 20 business days, but generally not more than 20 business days). The Company did not regain compliance during that period, and its common stock did not close at a bid price of at least $1 per share on December 29, 2025, rendering the Company ineligible for an additional 180-day period in which to regain compliance.

Nasdaq Listing Rule 5810(c)(3) provides that: “If the Company does not regain compliance within the specified cure or compliance period, [then] the Listing Qualifications Department will immediately issue a Staff Delisting Determination letter.” Staff did not issue a delisting determination letter immediately after the Company’s common stock closed at a bid price below $1 per share on December 29, 2025.

Under Nasdaq Listing Rule 5810(d), Staff issued the Determination Letter as an additional deficiency notification and notified the Listing Council. Staff issued the Determination Letter while Staff’s April 6, 2026 request “seeking guidance” from the Listing Council relating to bid price compliance was pending before the Listing Council and prior to the resumption of trading of the Company’s securities on April 17, 2026. On April 20, 2026, the Company filed with the Listing Council the Company’s response to Staff’s request “seeking guidance.” On April 21, 2026, the Listing Council, after reviewing the Staff’s and the Company’s submissions, notified Staff and the Company that:

1.	The Council believed that it is up to the Hearings Panel to adjudicate the Company’s Bid Price Rule noncompliance. Therefore, the Council remanded this matter to the Hearings Panel.

2.	Considering the Council’s remand, Staff’s instruction to the Company to respond to Staff’s April 17 submission by making a submission by April 24 addressed to the Listing Council, should instead be construed as directing the Company to make a submission addressed to the Hearings Panel.

3.	The Listing Council understands from Staff’s April 17 submission that it is the view of Staff that the Company “is ineligible for any further compliance or cure period” to come into compliance with the Bid Price Rule. Due to the unusual procedural history of this matter, if the Panel agrees with Staff’s view and issues a delisting decision without affording the Company more time to come into compliance with the Bid Price Rule, then the Listing Council will call the matter for review and stay such Hearings Panel delisting decision.

The Company will submit its response to the Nasdaq Hearings Panel on April 24, 2026. The Company’s request will include a request for a new exception period, pursuant to Nasdaq Listing Rule 5815(c)(1)(A), to regain compliance with the Minimum Bid Price Requirement. The Company also will inform the Nasdaq Hearings Panel of its plan to demonstrate its ability to regain compliance with the Minimum Bid Price Requirement. There can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Requirement.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRILLER GROUP INC.

By:	/s/ Shu Pei Huang, Desmond
	Name:	Shu Pei Huang, Desmond
	Title:	Acting Chief Financial Officer

Dated: April 24, 2026

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